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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FIRST QUARTER 2017 FINANCIAL RESULTS

•	Sales of $342 million, up 19%; Organic Sales up 15%

•	Operating Margin of 16.3%; Adjusted Operating Margin of 16.5%, up 180 bps

•	Diluted EPS of $0.70, up 32%; Up 31% to $0.71 on an Adjusted Basis

•	2017 Expected Sales Growth of 8% to 9%; Organic Sales Growth of 5% to 6%

•	2017 Adjusted Net Income of $2.68 to $2.78 per Diluted Share; up 6% to 10% from 2016 Adjusted Net Income of $2.53 per Diluted Share

BRISTOL, Conn., April 28, 2017 - Barnes Group Inc. (NYSE: B), a global industrial and aerospace manufacturer and service provider, today reported financial results for the first quarter 2017.
First quarter 2017 net sales of $342 million were up 19% from $288 million in the prior year period driven by organic sales growth (1) of 15% and acquisition sales of 5%. Foreign exchange unfavorably impacted sales by 1%. Net income for the first quarter was $38.3 million, or $0.70 per diluted share, compared to $28.8 million, or $0.53 per diluted share, a year ago. On an adjusted basis, net income was $0.71 per diluted share, up 31% from $0.54 last year. Adjusted diluted net income per share in the first quarter of 2017 excludes $0.01 of FOBOHA short-term purchase accounting adjustments in our Industrial Segment. First quarter 2016 adjusted diluted net income per share excludes costs related to a contract termination dispute of $0.01 in our Aerospace Segment.
A table reconciling 2017 and 2016 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
“Building on the continued execution of our growth strategy and coupled with the sustained benefits of the Barnes Enterprise System, the Company’s first quarter represents a strong start to the year,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “We generated double-digit organic sales growth in both segments, improved our operating margin, and grew backlog. This performance provides us with a greater confidence for 2017 and allows us to raise our outlook for the year,” added Dempsey.

Industrial

•
First quarter 2017 sales were $227.3 million, up 16% from $195.2 million in the same period last year. Organic sales increased by 11%, primarily driven by continued strength in our Nitrogen Gas Products and Molding Solutions businesses. Unfavorable foreign exchange reduced sales by

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approximately $4.1 million, or 2%, while the FOBOHA acquisition contributed $14.5 million, or 7%, in sales.

•
Operating profit in the first quarter was $33.5 million, up 13% from $29.6 million in the prior year period, benefitting from the profit impact of increased organic sales volumes, partially offset by lower productivity. The first quarter of 2017 includes FOBOHA short-term purchase accounting adjustments of $0.6 million. Excluding this item, adjusted operating profit of $34.1 million was up 15% from $29.6 million a year ago. Adjusted operating margin was 15.0%, down 20 bps.

Aerospace

•
First quarter 2017 sales were $114.5 million, up 23% from $93.1 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased as a result of higher volumes due to the ramp up of new engine programs. In the aftermarket, maintenance, repair and overhaul (“MRO”) sales and spare parts sales were both favorable to a year ago.

•
Operating profit was $22.3 million for the first quarter of 2017, compared to $11.9 million in the prior year period reflecting the profit impact from the higher sales volumes and productivity benefits. On an adjusted basis, operating profit was up 76% from $12.7 million a year ago. Operating margin of 19.5% was up 590 bps from an adjusted 13.6% a year ago, benefitting from the volume leverage in the OEM business and significant growth in the aftermarket.

•	Aerospace backlog was $687 million at the end of the first quarter of 2017, up 16% year-over-year and up 8% sequentially from the fourth quarter of 2016.

Additional Information

•	Interest expense increased $0.4 million to $3.3 million in the first quarter of 2017 primarily as a result of a higher average effective interest rate versus a year ago.

•
The Company's effective tax rate for the first quarter of 2017 was 26.9% compared with 24.7% in the first quarter of 2016 and 25.7% for the full year 2016. The increase relative to the 2016 full year rate is primarily due to the expiration of certain tax holidays and a decrease in the excess tax benefit on stock awards, partially offset by an increase in the projected mix of earnings attributable to lower-taxing jurisdictions.

2017 Updated Outlook

Barnes Group now expects 2017 total revenue growth of 8% to 9% with organic revenue growth of 5% to 6% after consideration of 1% unfavorable foreign exchange and 4% from acquisition revenues. Adjusted operating margins are forecasted to be in the range of 16% to 17%. Adjusted earnings from continuing operations are expected to be in the range of $2.68 to $2.78 per diluted share, up 6% to 10% from 2016’s adjusted diluted earnings per share of $2.53. Further, the Company anticipates capital expenditures of approximately $55 million and cash conversion to be greater than 100% of net income. For 2017, the effective tax rate is expected to be approximately 27%.

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss first quarter 2017 results at 8:30 a.m. ET today, April 28, 2017. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The

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conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 77542757. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, April 28, 2017 until 11:59 p.m. (ET) on Friday, May 5, 2017, by dialing (416) 621-4642; Conference ID 77542757.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is a global industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare, and technology to the world. Barnes Group’s skilled and dedicated employees around the globe are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016	% Change
Net sales	$341,802	$288,332	18.5

Cost of sales	219,833	186,255	18.0
Selling and administrative expenses	66,221	60,550	9.4
	286,054	246,805	15.9
Operating income	55,748	41,527	34.2

Operating margin	16.3%	14.4%

Interest expense	3,349	2,991	12.0
Other expense (income), net	23	227	(89.9)
Income before income taxes	52,376	38,309	36.7
Income taxes	14,073	9,461	48.7
Net income	$38,303	$28,848	32.8

Common dividends	$6,997	$6,468	8.2

Per common share:
Basic	$0.71	$0.53	34.0
Diluted	0.70	0.53	32.1
Dividends	0.13	0.12	8.3

Weighted average common shares outstanding:
Basic	54,179,130	54,245,728	(0.1)
Diluted	54,651,835	54,672,773	—

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2017	2016	% Change
Net sales
Industrial	$227,340	$195,246	16.4
Aerospace	114,470	93,087	23.0
Intersegment sales	(8)	(1)
Total net sales	$341,802	$288,332	18.5

Operating profit
Industrial	$33,456	$29,644	12.9
Aerospace	22,292	11,883	87.6
Total operating profit	$55,748	$41,527	34.2

Operating margin			Change
Industrial	14.7%	15.2%	(50)	bps.
Aerospace	19.5%	12.8%	670	bps.
Total operating margin	16.3%	14.4%	190	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$88,283	$66,447
Accounts receivable	302,569	287,123
Inventories	237,618	227,759
Prepaid expenses and other current assets	27,595	27,163
Total current assets	656,065	608,492

Deferred income taxes	25,111	25,433
Property, plant and equipment, net	338,117	334,489
Goodwill	644,958	633,436
Other intangible assets, net	515,677	522,258
Other assets	15,725	13,431
Total assets	$2,195,653	$2,137,539

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$5,908	$30,825
Accounts payable	122,860	112,024
Accrued liabilities	158,256	156,967
Long-term debt - current	1,920	2,067
Total current liabilities	288,944	301,883

Long-term debt	491,123	468,062
Accrued retirement benefits	107,416	109,350
Deferred income taxes	67,574	66,446
Other liabilities	23,829	23,440

Total stockholders' equity	1,216,767	1,168,358
Total liabilities and stockholders' equity	$2,195,653	$2,137,539

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2017	2016
Operating activities:
Net income	$38,303	$28,848
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,366	18,786
Gain on disposition of property, plant and equipment	(46)	(252)
Stock compensation expense	2,490	3,011
Changes in assets and liabilities:
Accounts receivable	(15,252)	(4,213)
Inventories	(7,329)	(153)
Prepaid expenses and other current assets	734	(524)
Accounts payable	8,064	(285)
Accrued liabilities	5,117	2,292
Deferred income taxes	(705)	251
Long-term retirement benefits	(1,812)	(16,631)
Other	906	(601)
Net cash provided by operating activities	51,836	30,529

Investing activities:
Proceeds from disposition of property, plant and equipment	170	313
Capital expenditures	(11,727)	(13,297)
Business acquisitions	—	(1,546)
Component Repair Program payments	—	(900)
Net cash used by investing activities	(11,557)	(15,430)

Financing activities:
Net change in other borrowings	(24,947)	(14,179)
Payments on long-term debt	(24,768)	(69,013)
Proceeds from the issuance of long-term debt	47,550	76,503
Proceeds from the issuance of common stock	379	196
Common stock repurchases	(5,383)	(8,000)
Dividends paid	(6,997)	(6,468)
Withholding taxes paid on stock issuances	(106)	(369)
Other	(5,828)	(2,921)
Net cash used by financing activities	(20,100)	(24,251)

Effect of exchange rate changes on cash flows	1,657	2,085
Increase (decrease) in cash and cash equivalents	21,836	(7,067)

Cash and cash equivalents at beginning of period	66,447	83,926
Cash and cash equivalents at end of period	$88,283	$76,859

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2017	2016
Free cash flow:
Net cash provided by operating activities	$51,836	$30,529
Capital expenditures	(11,727)	(13,297)
Free cash flow (1)	$40,109	$17,232

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016		% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$33,456	$29,644		12.9
FOBOHA short-term purchase accounting adjustments	600	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$34,056	$29,644		14.9

Operating Margin - Industrial Segment (GAAP)	14.7%	15.2%		(50)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	15.0%	15.2%		(20)	bps.

Operating Profit - Aerospace Segment (GAAP)	$22,292	$11,883		87.6
Contract termination dispute charges	—	816
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$22,292	$12,699		75.5

Operating Margin - Aerospace Segment (GAAP)	19.5%	12.8%		670	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	19.5%	13.6%		590	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$55,748	$41,527		34.2
FOBOHA short-term purchase accounting adjustments	600	—
Contract termination dispute charges	—	816
Operating Income as adjusted (Non-GAAP) (1)	$56,348	$42,343		33.1

Operating Margin (GAAP)	16.3%	14.4%		190	bps.
Operating Margin as adjusted (Non-GAAP) (1)	16.5%	14.7%		180	bps.

Diluted Net Income per Share (GAAP)	$0.70	$0.53		32.1
FOBOHA short-term purchase accounting adjustments	0.01	—
Contract termination dispute charges	—	0.01
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.71	$0.54		31.5

	Full-Year 2016	Full-Year 2017 Outlook
Diluted Net Income per Share (GAAP)	$2.48	$2.65	to	$2.75
Acquisition transaction costs	0.02
FOBOHA short-term purchase accounting adjustments	0.03		0.03
Contract termination dispute charges	0.03
Contract termination arbitration award	(0.03)
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$2.53	$2.68	to	$2.78

Notes:
(1) The Company has excluded short-term purchase accounting adjustments related to its FOBOHA acquisition from its "as adjusted" financial measurements for 2017. The Company has excluded the following from its "as adjusted" financial measurements for 2016: 1) transaction costs related to its FOBOHA acquisition, 2) short-term purchase accounting adjustments related to its FOBOHA acquisition, 3) charges related to the contract termination dispute and 4) operating income related to the contract termination arbitration award and the non-operating interest income awarded. The tax effect of these items was calculated based on the respective tax jurisdiction of each item. The tax effect on the 2017 short-term purchase accounting adjustments, based on the countries in which the costs originated, approximated 11%. The remaining items include tax effects that range from approximately 23% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.